ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement") is made as of November 10, 2009 by and between Receiver Van Es Consulting, LLC as the Court Appointed Receiver of the assets of AAA Wireless, Inc. ("Receiver" and sometimes referred to as the "Seller") and Omnicity, Incorporated, an Indiana corporation ("Buyer").

RECITALS

A. Company operates certain telecommunication systems located in and around the northern half of the State of Indiana.

B. On March 30, 2009, 1st Source Bank instituted proceedings in the St. Joseph County Circuit Court for the State of Indiana, under Cause No. 71C01-0903-PL-00076, seeking among other things, immediate possession of the Collateral and foreclosure on the security interests in the assets proved in the Security Agreements.

C. On May 13, 2009, the Company filed its Petition for Relief under Chapter 11 of the United States Bankruptcy Code. The Bankruptcy was subsequently dismissed.

D. On June 24, 2009, the Court entered an Order appointing Van Es Consulting, LLC as the Receiver, to take possession, control, and custody of certain personal property of the Company and expressly appointed the Receiver as the attorney in fact for the purpose of selling the Collateral.

E. Receiver desires to sell the assets of the Company and Buyer wishes to buy substantially all the assets used or useful in the operation of those telecommunication systems for the price and on the terms set forth in this Agreement.

AGREEMENTS

In consideration of the above recitals and of the mutual agreements and covenants contained herein Buyer and Receiver agree as follows:

SECTION 1. DEFINITIONS.

The following terms as used in this Agreement, shall have the meanings set forth in this Section:

"**Assets**" means all the tangible and intangible assets, real, personal, or mixed, owned or held by the Company and used or useful in the business or operations of the Systems, including the Personal Property, Leasehold Interests in Real Property, the Assumed Contracts and Grants of Authority, the Intangibles, and all Subscriber and

customer lists and other information relating to the Systems contained in Schedule A, but not including the Excluded Assets.

"**Assumed Contracts and Grants of Authority**" means (a) those Contracts and Grants of Authority designated by Buyer to indicate that they will be assumed by Buyer at Closing, and (b) and Contracts and Grants of Authority entered into by Company in the ordinary course of business between the date hereof and the Closing Date that Buyer expressly agrees to assume at Closing.

"**Closing**" means the date on which the Closing occurs, as outlined in Section 9.

"**Company**" means AAA Wireless, Inc.

"**Consents**" means the consent of the State Court to consummate the transaction contemplated hereby.

"**Contracts**" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property), written or oral, including any amendments or other modifications thereto, that relate to the Assets or the operation of any of the Systems together with any additions thereto between the date hereof and the Closing Date.

"**Effective Time**" means 12:01 a.m. local Indiana time, on the Closing Date.

"**Excluded Assets**" means:

(a) Company's cash on hand or in any of Company's bank accounts as of the Effective Time;

(b) Any insurance policies, bonds, letters of credit, or other similar items of Company, and any cash surrender value in regard thereto;

(c) All books and records that Company is required by law to retain or that relate solely to internal corporate matters;

(d) All claims, rights, and interest in and to any refund for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the Effective Time; and

(e) Any pension, profit sharing, or employee benefit plans.

(f) Any Company owned vehicles, other than the four (4) vehicles listed on Schedule A.

(g) All account receivables.

(h) All prepaid expenses and deposits.

"**FCC**" means the Federal Communications Commission.

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"**Governmental Licenses**" means all licenses, permits, and other authorizations issued by federal, state, or local governmental authorities to Company in connection with the business operations of the Systems together with any additions thereto between the date hereof and the Closing Date.

"**Grants of Authority**" means all municipal, state, and federal grants of authority and applications therefore, which are used or useful in connection with the operation of the Systems, together with any additions thereto between the date hereof and the Closing Date.

"**Intangibles**" means all copyrights, trademarks, service marks, trade names, licenses, patents, permits, privileges, proprietary information, technical information and data, trade secrets, machinery and equipment warranties, and all other intangible property rights and interests, whether or not applied for by, or issued to, Company or under which Company is licensed or franchised and used or which are, or may be, useful in, or in any way related to, the business and operations of the Systems, together with any additions thereto between the date hereof and the Closing Date, and all goodwill relating to all of the foregoing and the Systems.

"**Leasehold Interests in Real Property**" means all leasehold interests held by the Company in real estate.

"**Personal Property**" means all machinery, equipment, modems and related equipment, tools, furniture, leasehold improvements, office equipment, plant, lines, cable, transmitters, repeaters, cable, inventory, and other tangible personal property used or useful in the operation of the Systems, including the property identified and described in Schedule A hereto and all computer discs and tapes, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Systems, filings with governmental agencies, and executed copies of the Contracts and Grants of Authority, together with any additions thereto between the date hereof and the Closing Date.

"**Purchase Price**" has the meaning set forth in Section 2.2 below.

"**Systems**" means the telecommunication systems and basic aggregated delivery platforms Buyer is buying from Company, including the market (the serviceable homes), the subscribers, and the minimum acceptable signal strength at each of the serviceable homes with a tower site footprint or a hard wire or fiber feeder.

SECTION 2. SALE AND PURCHASE OF ASSETS.

2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Receiver hereby agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Receiver all of the respective rights, titles and interests of Company in and to the Assets of the Company associated with the Systems and/or the business operations of the Company, free and clear of any liabilities,

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liens, except for Agility leased equipment and for unpaid rent or lease payments as described in Section 7.1 (d).

2.2 **Purchase Price**. (a) The total consideration to be paid for the Assets shall be Four Hundred Fifty-Five Thousand Dollars and 0/100 ($455,000.00) (the "Purchase Price"). The Purchase Price shall be tendered to the Receiver at the Closing and shall be allocated as set forth on in Exhibit A.

2.3 **Payment of Purchase Price**. The Purchase Price shall be paid as follows:

(a) Escrow Deposit. Upon execution of this Agreement, Buyer will deposit Twenty-Five Thousand Dollars ($25,000.00) ("Escrow Deposit") into an interest bearing escrow account at 1st Source Bank ("Escrow Agent"). Any interest earned on the Escrow Deposit, net of any fees associated with the Escrow Deposit, shall be paid to Receiver unless the Escrow Deposit is returned to Buyer pursuant to Section 10.1.

(b) Payment at Closing. Buyer shall pay to Receiver at Closing the balance of the Purchase Price, in the following manner:

(1) Cash consideration of Four Hundred Thirty Thousand Dollars ($430,000.00) by check or federal wire transfer to a bank which shall be designated by Receiver.

(2) Additional cash of Sixteen Thousand Five Hundred Dollars ($16,500.00) will be paid at Closing if Buyer elects to take delivery of the four (4) vehicles listed on Schedule A.

2.4 **Assumption of Liabilities and Obligations.**

(a) Assumption. Except as provided in paragraph (b) of this Section 2.4, as of the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer's ownership of the Assets or its operation of the Systems after the Effective Time, including, insofar as they relate to the period after the Effective Time and arise out of events occurring after the Effective Time, all the obligations and liabilities of the Company under the Assumed Contracts and Grants of Authority. Other than as specified herein, Buyer shall assume no obligations or liabilities of Company.

(b) Limitation. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not assume: (1) any obligations or liabilities under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority; (2) any obligations or liabilities under the Assumed Contracts and Grants of Authority relating to the time period prior to the Effective Time; (3) any claims or pending litigation or proceedings relating to any action with respect to the operation of the Systems prior to the Effective Time; (4) any obligation or liabilities arising under capitalized leases or other financing agreements; (5) any obligations or liabilities of Company under collective bargaining agreements,

multi-employer plans or any other employee benefit plan of Company; and (6) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Company prior to the Effective Time, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Company.

(c) Buyer may assume pre-closing obligations with Agility or any other contract holder in order to maintain or continue existing contracts.

2.5 Employees. To the extent Company has employees, the Receiver shall terminate such employees working in the business effective as the close of business the day before the Closing. Buyer shall not assume or in any way become responsible or liable for any compensation, taxes, insurance or other benefits and amounts payable by Company on account of such employees.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF RECEIVER

Receiver represents and warrants to Buyer as follows:

3.1 Receiver's Representations and Warranties. Except as expressly represented and warranted by Receiver herein, the Assets Being Sold will be sold AS IS and WHERE IS and WITH ALL FAULTS and Receiver makes no representation or warranties as to their condition or their suitability for any particular purpose. RECEIVER HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF ANY NATURE WHATSOEVER.

3.2 Authorization. Receiver has been authorized by the St. Joseph County Circuit Court to sell the personal property assets of the Company. The final approval and closing is subject to an order of the St. Joseph County Circuit Court. Receiver has, or will promptly, file a Motion with the St. Joseph County Circuit Court to approve this Sale.

3.3 Broker. Neither Receiver nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Receiver as follows:

4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. On the Closing Date, Buyer will be duly qualified to conduct its business in the State of Indiana. Buyer has the requisite power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part

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of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

4.4 Broker. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

4.5 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Buyer is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

SECTION 5. COVENANTS AND AGREEMENTS

5.1 Pre-Closing Covenants. Receiver covenants and agrees that it has operated the Company in accordance with the Order Appointing Receiver entered by the St. Joseph County Circuit Court on June 24, 2009.

(a) Access to Information. Receiver will give to Buyer and its counsel, accountants, engineers, and other authorized representatives, reasonable access to the Assets, to the officers, employees, and agents of Company, and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Assets and Company that they reasonably request (including any financial reports and operations reports produced with respect to the Systems).

(b) Insurance. Receiver will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Systems and the Assets as set forth in Schedule B hereto, and it will use the proceeds of any claims for loss payable under those insurance policies to repair, replace, or restore any of the Assets destroyed by fire or other casualty to their former condition as soon as possible after the loss.

(c) Rates. Receiver will not directly or indirectly modify or amend any rate, charge, deposit, or other material condition under which it does business with its Subscribers and potential Subscribers.

(d) No Inconsistent Action. Receiver will not take any action that is inconsistent with its or their obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

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5.2 **Closing Covenant of Receiver**. On the Closing Date, if the conditions set forth in Section 7.2 have been satisfied, Receiver shall transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 of this Agreement and make the deliveries provided in Section 8.2 of this Agreement.

5.3 **Closing Covenant of Buyer**. On the Closing Date, if the conditions set forth in Section 7.1 have been satisfied, Buyer shall purchase the Assets from Company and Receiver as provided in Section 2 of this Agreement and shall make the deliveries provided in Section 8.2 of this Agreement.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

6.1 **Risk of Loss**. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by the Seller at all times prior to the Closing.

6.2 **Bulk Sales Law**. If applicable, the bulk sales law of the State of Indiana shall be complied with by Company. Any loss, liability, obligation, or cost suffered by Receiver or Buyer as the result of the failure of any party to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Company.

6.3 **Confidentiality**. Each party hereto will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement, except as and to the extent required by applicable law and as may be required for application for authorization from the St. Joseph County Circuit Court, in the case of Buyer, as disclosure may be reasonably required in connection with Buyer's review and financing of this transaction. If this Agreement is terminated, each party will return to the other party all information obtained from the other party in connection with the transactions contemplated hereby.

6.4 **Cooperation**. Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and the parties will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

6.5 **Access**. For a period of sixty (60) days after the Closing Date, Receiver shall provide Buyer access and the right to copy any books and records relating to the Assets that are not included in the Assets, and Buyer will provide Company access to any books and records relating to the Assets that are included in the Assets

SECTION7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

7.1 **Conditions to Obligations of Buyer**. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of Receiver contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions. Receiver shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it or them prior to or at the Closing Date.

(c) Deliveries. Receiver shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

(d) Due Diligence. The consummation and Closing of the transactions contemplated and outlined herein are expressly conditioned upon the satisfactory completion of Buyer's due diligence review and acquisition audit showing that the assets of Company and any actual or contingent liabilities against those assets, and the prospective business operations by Buyer of Seller's business are substantially the same as currently understood by Buyer as of the date of this Agreement (determined without regard to any documents which Seller or any party may have previously delivered to Buyer). Buyer acknowledges and understands that Leasehold Interests in Real Property and some of the Contracts are in default by the Company. Receiver shall provide Buyer with any requested information in order for Buyer to evaluate whether or not it will assume the specific Leasehold Interest or Contract. Buyer also is aware that there exists a Marketing Agreement in relation to some of the Towers with American Tower Management.

7.2 **Conditions to Obligations of Seller**. All obligations of Receiver at the Closing hereunder are subject at their option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

SECTION 8. CLOSING AND CLOSING DELIVERIES

8.1 Closing. The Closing shall take place at a time, date and place to be agreed to by Receiver and Buyer which is within thirty days following the satisfaction or waiver of all conditions to closing set forth in this Agreement.

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8.2 Deliveries by Receiver. Prior to the Closing, Receiver shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a) Transfer Documents. Duly executed bills of sale, assignments, and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of liens, restrictions, encumbrances, claims, and obligations except as permitted in this Agreement or as restricted by law;

(b) UCC Search. A search for UCC-1 filings in the records of the Secretary of State of the State of Indiana and any and all appropriate local filing office(s) and in the records of each county in which any of the Assets are located;

(c) Licenses, Contracts, Business Records, Etc. To the extent the documents are in the possession of the Receiver, or can be obtained by Receiver, copies of all Grants of Authority, Governmental Licenses, Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records used by Company in the operations of the System;

8.3 Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver to Receiver the following, in form and substance reasonably satisfactory to them and their counsel:

(a) Consideration. The consideration for the Assets as provided in Section 2.2.

SECTION 9 MISCELLANEOUS

9.1 **Liquidated Damages.** The Escrow Deposit made by Buyer pursuant to Section 2.3 (a) shall be returned to Buyer if this Agreement is terminated due to a breach by Receiver of its representations, warranties, and covenants under this Agreement, or if the Agreement is terminated by Buyer due to non-fulfillment of the conditions outlined in Section 7.1. If this Agreement is not terminated due to a breach by Receiver of their representations, warranties, and covenants under this Agreement, or due to the non-fulfillment of the conditions outlined in Section 7.1, then the Escrow Deposit shall be held for the benefit of Receiver and, if the Closing occurs, applied toward the Purchase Price. If this Agreement is terminated due to a breach by Buyer or the Receiver (the "Breaching Party")of its representations, warranties, and covenants under this Agreement, then the Escrow Deposit shall constitute liquidated damages, it being agreed that this amount shall constitute full payment for any and all damages suffered by the Non-Breaching Party. The Parties agree in advance that the actual damages if there is a breach hereunder would be difficult to ascertain and that the amount of the Escrow Deposit is a fair and equitable amount to reimburse the Non-Breaching Party for damages sustained from the termination of this Agreement for the above-stated reason.

9.2 **Further Assurances.** The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and each party shall do such acts and things as the other

party may reasonably request for the purpose of carrying out the intent of this Agreement.

9.3 **Notices.** All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Receiver:	Van Es Consulting, LLC 11614 McKinley Highway Osceola, Indiana 46561 Attention: Richard J. Van Es, Jr.
If to Buyer:	Omnicity, Inc. P.O. Box 8 Rushville, Indiana Attention: Mr. Gregory Jarman

9.4 **Choice of Law.** This Agreement will be governed by and construed under the laws of the State of Indiana without regard to conflicts-of-laws principles that would require the application of any other law. In the event of any litigation between the parties hereto, the prevailing party shall be entitled to recover all costs relating thereto including, without limitation, reasonable attorneys' fees.

9.5 **Amendments and Modifications.** This Agreement may not be amended, supplemented, or otherwise modified except by a written instrument executed by the party to be charged with the amendment.

9.6 **Descriptive Headings**. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

9.7 **Binding Effect and Severability.** Neither party may assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other party, except that, without the prior written consent Receiver, Buyer may assign its rights under this Agreement to any entity controlling, controlled by or under common control with Buyer or any successor of Buyer by way of merger, acquisition, reorganization or other similar corporate transaction (including, without limitation, Omnicity Corp.). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

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9.8 **Counterparts and Entire Agreement**. This Agreement may be executed in separate counterparts with the same effect as if all parties had subscribed and signed their names to the original Agreement. All such counterparts taken together shall constitute the Agreement of the parties hereunder. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to these transactions.

9.9 **Miscellaneous.**

(a) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

(b) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(c) Except for a mutually agreeable news release announcing the existence of this Agreement, the parties agree that they will not disclose the terms of this Agreement, except to their counsel, or for income tax/and or accounting purposes, or as otherwise required by law or legal process.

(d) The parties acknowledge that each of them has been represented by counsel of their choosing throughout the negotiation and drafting of this Agreement and the Releases contained herein. The parties understand that this Agreement will affect their legal rights, and voluntarily enter into this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by parties hereto as of the date first written above.

BUYER:

OMNICITY, INCORPORATED

By: ______________________
Greg Jarman, President

RECEIVER:

VAN ES CONSULTING, LLC

By: ______________________
Richard J. Van Es, Jr., Member

SCHEDULES

A. Personal Property (Fixed Asset Listing, Inventory Listing)

B. Insurance – Copies of all current insurance plans

EXHIBITS

A. Form 8594

F:\Clients\F0315\09001\Asset Purchase Agreement\2009-11-6 CLEAN APA doc.docx